Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-119562 on Form S-8 of our reports dated September 12, 2007, with respect to the consolidated balance sheet as of June 30, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and all related financial statement schedules, which reports are included in this Annual Report on form 10-K of CallWave, Inc.

/s/ MAYER HOFFMAN MCCANN P.C.

MAYER HOFFMAN MCCANN P.C.

Los Angeles, California

September 12, 2007